                                                                      EXHIBIT 12

                            BROWN-FORMAN CORPORATION

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                    YEAR ENDED APRIL 30,
                                                              --------------------------------
                                                              1998   1997   1996   1995   1994
                                                              ----   ----   ----   ----   ----
Earnings before income taxes and cumulative effect of
  accounting changes........................................   296    273    257   247     257
Add: Fixed charges..........................................    23     26     28    30      24
                                                              ----   ----   ----   ---    ----
Earnings available for fixed charges........................   319    299    285   277     281
                                                              ====   ====   ====   ===    ====
Fixed Charges:
  Interest incurred.........................................    14     17     20    23      17
  Portion of rent expense deemed to represent interest
     factor.................................................     9      9      8     7       7
                                                              ----   ----   ----   ---    ----
Fixed charges...............................................    23     26     28    30      34
                                                              ====   ====   ====   ===    ====
Ratio of earnings to fixed charges..........................  13.7   11.4   10.1   9.2    11.7
                                                              ====   ====   ====   ===    ====



                                       6